UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 17, 2018

NOBLE CORPORATION plc

(Exact name of Registrant as specified in its charter)

England and Wales	001-36211	98-0619597
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Devonshire House, 1 Mayfair Place London, England		W1J8AJ
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: +44 20 3300 2300

NOBLE CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-31306	98-0366361
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Suite 3D, Landmark Square 64 Earth Close P.O. Box 31327 Georgetown, Grand Cayman, Cayman Islands, BWI		KY-1 1206
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (345) 938-0293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Explanatory Note

This combined filing on Form 8-K is separately filed by Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-U.K.”), and Noble Corporation, a Cayman Islands company (“Noble-Cayman”). Information in this filing relating to Noble-Cayman is filed by Noble-U.K. and separately by Noble-Cayman on its own behalf. Noble-Cayman makes no representation as to information relating to Noble-U.K. (except as it may relate to Noble-Cayman) or any other affiliate or subsidiary of Noble-U.K. This report should be read in its entirety as it pertains to each of Noble-U.K. and Noble-Cayman.

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2018, Noble-Cayman, Noble Holding International Limited (the “Issuer”), an indirect, wholly-owned subsidiary of Noble-U.K. and Noble-Cayman, certain other subsidiaries of Noble-U.K. and Noble-Cayman and the initial purchasers named therein (the “Initial Purchasers”) entered into a purchase agreement (the “Purchase Agreement”) with respect to the issuance and sale by the Issuer of $750,000,000 aggregate principal amount of its 7.875% Senior Guaranteed Notes due 2026 (the “2026 Notes”) in an offering to eligible purchasers under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The punctual payment of the principal of, premium, if any, interest on and all other amounts due under the 2026 Notes will be fully and unconditionally guaranteed by Noble-Cayman and certain other subsidiaries of Noble-U.K. and Noble-Cayman (the “Guarantors”).

Pursuant to the Purchase Agreement, the Issuer and the Guarantors agreed, among other things, to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Initial Purchasers may be required to make in respect of those liabilities. The Purchase Agreement contains other terms and conditions that are generally customary for transactions of the nature of the offering.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

The Issuer expects to receive net proceeds from the sale of the 2026 Notes of approximately $737.1 million, after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses. The Issuer intends to use the net proceeds, together with cash on hand, to pay the purchase price and accrued interest (together with fees and expenses) in the tender offers (the “Tender Offers”) by the Issuer to purchase for cash, subject to certain conditions, up to an aggregate principal amount of Notes (as defined below) that will not result in an aggregate purchase price that exceeds $750,000,000 of the Issuer’s outstanding 4.00% Senior Notes due 2018 (for which the interest rate has been increased to 5.75%), 4.90% Senior Notes due 2020, 4.625% Senior Notes due 2021, 3.95% Senior Notes due 2022, 7.75% Senior Notes due 2024 and the outstanding 7.50% Senior Notes due 2019 issued by certain subsidiaries of Noble-Cayman (collectively, the “Notes”). If the Tender Offers, which are subject to market conditions and other factors, including a $250,000,000 cap with respect to the 2024 Notes and the completion of the offering of the 2026 Notes for gross proceeds of at least $500,000,000, are not consummated, or the aggregate purchase price of the Notes tendered in the Tender Offers and accepted for payment is less than the net proceeds of the offering of the 2026 Notes, the Issuer will use the remainder of those proceeds for general corporate purposes, which may include the further retirement of debt, including, but not limited to, the purchase of debt in open market or privately negotiated transactions. The offering is expected to close on or about January 31, 2018, subject to customary closing conditions.

In the ordinary course of their respective businesses, the Initial Purchasers and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with Noble-U.K., Noble-Cayman and their affiliates, for which they have received or will receive customary fees and commissions. Certain of the Initial Purchasers or their affiliates may own a portion of one or more series of the Notes that are subject to the Tender Offers and accordingly may receive a portion of the net proceeds from the offering of the 2026 Notes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER		DESCRIPTION

1.1	—	Purchase Agreement, dated January 17, 2018, among Noble Corporation, a Cayman Islands company, Noble Holding International Limited, a Cayman Islands company, the subsidiary guarantors named therein and the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2018	Noble Corporation plc, a company registered under the laws of England and Wales

	By:	/s/ Adam C. Peakes
Adam C. Peakes
Senior Vice President and Chief Financial Officer

Noble Corporation, a Cayman Islands company

	By:	/s/ Thomas B Sloan Jr.
Thomas B Sloan Jr.
Vice President and Chief Financial Officer